Exhibit 99.1

NEWS RELEASE Contact: Beci Brenton Beci.Brenton@hii-co.com (202) 264-7143

PHOTO RELEASE—John K. Welch Joins

Huntington Ingalls Industries’ Board of Directors

NEWPORT NEWS, Va. (March 2, 2015)—Huntington Ingalls Industries (NYSE:HII) announced today that John K. Welch has been elected to its Board of Directors.

Welch retired in October 2014 after nine years as president and CEO of Centrus Energy Corp., formerly USEC Inc., a leading global supplier of enriched uranium fuel for commercial nuclear power plants. Previously, Welch served as executive vice president of General Dynamics’ Marine Systems Group, and he held other leadership positions within General Dynamics since joining the company in 1989. Prior to this, Welch held engineering and management positions with General Physics Corp. and Advanced Technology Inc. He served for seven years in the U.S. Navy as a nuclear submarine officer and retired from the Naval Reserve.

“We are very pleased to welcome John to the HII board,” said Thomas B. Fargo, chairman of the board. “His extensive corporate leadership experience, demonstrated expertise in both the shipbuilding and energy markets, and financial acumen will be instrumental as we work to continue creating value for our shareholders, customers and employees. He joins an excellent group of directors at HII, and we look forward to working with him.”

Welch received a bachelor’s degree in aerospace engineering from the U.S. Naval Academy, a master’s degree in aeronautical engineering from the Naval Postgraduate School and a master’s degree in business administration from Loyola College. He is chairman of the board for Battelle Memorial Institute and serves on the board of Precision Custom Components.

A photo accompanying this release is available at: http://newsroom.huntingtoningalls.com/file?fid=54f474ffc804674cfe05c2b9.

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

http://newsroom.huntingtoningalls.com

Huntington Ingalls Industries is America’s largest military shipbuilding company and a provider of manufacturing, engineering and management services to the commercial and non-commercial energy, oil and gas markets. For more than a century, HII’s Newport News and Ingalls shipbuilding divisions in Virginia and Mississippi have built more ships in more ship classes than any other U.S. naval shipbuilder. Headquartered in Newport News, Virginia, HII employs approximately 38,000 people operating both domestically and internationally. For more information, visit:

•	HII on the web: www.huntingtoningalls.com

•	HII on Facebook: www.facebook.com/HuntingtonIngallsIndustries

•	HII on Twitter: twitter.com/hiindustries

Huntington Ingalls Industries

4101 Washington Avenue • Newport News, VA 23607

www.huntingtoningalls.com/media